UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2006

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

55 Hawthorne Street, Suite 610

San Francisco, CA 94105

(Address of principal executive offices) (Zip Code)

(415) 543-3470

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 7, 2006, Medivation, Inc. entered into a Placement Agent Agreement with Cowen and Company, LLC, Leerink Swann & Company, Rodman & Renshaw, LLC and Emerging Growth Equities, Ltd. as exclusive placement agents relating to a proposed “registered direct” offering of shares of Medivation’s common stock. A copy of the Placement Agent Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference. The closing for the sale of shares of common stock is expected to take place on December 13, 2006, subject to the satisfaction of customary closing conditions. Medivation will pay the placement agents an aggregate fee equal to 6% of the gross proceeds of the offering equal to approximately $2.16 million.

In addition, on December 7, 2006, Medivation entered into definitive Subscription Agreements with certain institutional investors relating to the sale of an aggregate of 2,215,384 shares of common stock for a purchase price of $16.25 per share. A copy of the form of Subscription Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

The shares of common stock being offered by Medivation in this offering were registered under an existing shelf registration statement on Form S-3 (Registration No. 333-138057), which was declared effective by the Securities and Exchange Commission on November 3, 2006.

Item 8.01	Other Events.

On December 8, 2006, Medivation issued a press release announcing the pricing of the offering of common stock described above. A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Placement Agent Agreement, dated December 7, 2006, between Medivation, Inc. and Cowen and Company, LLC, Leerink Swann & Company, Rodman & Renshaw, LLC and Emerging Growth Equities, Ltd.

10.1	Form of Subscription Agreement.

99.1	Press release dated December 8, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2006

MEDIVATION, INC.

By:	/s/ C. Patrick Machado
Name:	C. Patrick Machado
Title:	Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

1.1	Placement Agent Agreement, dated December 7, 2006, between Medivation, Inc. and Cowen and Company, LLC, Leerink Swann & Company, Rodman & Renshaw, LLC and Emerging Growth Equities, Ltd.

10.1	Form of Subscription Agreement.

99.1	Press release dated December 8, 2006.